9. CONSENT OF PLACER DOME TECHNICAL SERVICES LTD.

CONSENT

We hereby consent to the reference to our name and the use of information from the 2000 Feasibility Study dated January 2000 pertaining to the Cerro Casale Gold-Copper Project, Chile in the Annual Information Form of Bema Gold Corporation for the year ended December 31, 2003 to be filed with certain Canadian securities commissions and in the Annual Report on Form 40-F of Bema Gold Corporation for the year ended December 31, 2003 to be filed with the United States Securities and Exchange Commission.

Dated at Vancouver, Canada this 19th day of May, 2004.

PLACER DOME TECHNICAL SERVICES LTD.

/s/ Peter Harris
Name:     Peter Harris
Title:       President